Exhibit 10.7

November 8, 2004

Revised

Mr. Kevin Port

721 Esplanade, #403

Redondo Beach, CA 90277

Dear Kevin:

This will confirm our offer of employment to you:

Position:	Your position will be Vice President International Operations, reporting to Barry Lipsky, President and CEO.

Location:	Franklin’s Headquarters at One Franklin Plaza, Burlington, New Jersey.

Annual Salary:	You will be paid bi-weekly at an annual rate of $150,000.

Salary Review:	You will be eligible for your first merit increase in January 2006 during Franklin’s annual review process. Your earned increase will be prorated based on your completed months of service at the time of your salary review.

Bonus:	You will be eligible to participate in Franklin’s Bonus Program for FY05. The amount of your bonus, if any, depends on both the Company’s performance including overall profitability and your own individual achievements. Your FY06 target bonus will be 20% of your annual base salary, based on performance (details to be outlined).

Stock Options:	You will be granted a ten-year non-qualified Stock Option to purchase fifteen thousand (15,000) shares of Franklin’s common stock (subject to Board approval). The option will vest in four equal installments on each of the first, second, third, and fourth anniversaries of your first day of employment. The grant date will be your first day of employment and the strike price will be the closing price of Franklin’s common stock on the American Stock Exchange on that date. In addition, you will participate in Franklin’s standard Stock Option Plan and be eligible for subsequent grants.

Kevin Port

Relocation:	Franklin will provide you relocation benefits which are: two (2) house-hunting trips, closing costs associated with the selling of your home (i.e. attorney fees, title fees, excluding real estate commissions), closing costs associated with the purchase of a home in NJ ( attorney fees, mortgage application fees, title fees, excluding mortgage points) and 60 days temporary lodging while you search for a place of residence. You are eligible to receive the relocation benefits for one (1) year from your official date of hire as a Franklin employee. This one year agreement can only be extended in writing with the approval of the CEO. You agree that if you separate from the Company voluntarily or with cause within one (1) year of your start date, you will repay these moneys to Franklin at the time of your separation. “Cause” means your acts or omissions that result in injury or harm to Franklin.

Auto Allowance:	You will be paid an Auto Allowance of $10,000 annually. Franklin will also pay reasonable car rental fees for you until your car is transported to NJ. The normal expense procedure should be utilized for this reimbursement.

Benefits:	You will be able to participate in Franklin’s major medical, life insurance, dental, disability and 401(k) plans. Benefit forms are enclosed for your completion. Please bring them with you on your first day of employment.

Vacation:	As of your official date of hire, you will earn and accrue vacation time based on 1.25 days for each month of service you complete (the equivalent of 15 days per year). In 2005 and each year thereafter, you will be allowed two personal days.

Start Date:	We ask that you start on December 6, 2004 (time worked prior to this date will be paid at a consultant rate).

Severance:	If your employment is terminated by Franklin “without cause” within the first 12 months of employment, you will receive the following severance package:

a) Salary: Salary continuation at your then-current rate of base salary for three months;

b)      Benefits: Medical and dental benefits, life insurance coverage and disability coverage, all on terms and conditions no less favorable than as in effect immediately before termination or, to the extent more favorable to you, after your termination for the period during which your salary continuation runs

“Cause” is defined as a willful act of dishonesty, fraud or gross negligence. Prior to termination “with cause”, you will receive written notice including the grounds for such termination from me and be provided reasonable opportunity to cure.

Confidentiality:	You acknowledge that Franklin has informed you that Franklin requires that its employees not disclose or use any third party trade secrets that any employee may have had access to as an employee of or a consultant to any other entity, and as a condition of your employment with Franklin you agree that you will not use or disclose any such trade secrets in the performance of your duties in connection with your employment with Franklin.

This offer is contingent upon clear reference checks, the successful completion of a physical examination including a drug screening and satisfaction of the Immigration Reform and Control Act requirements. For the drug screening, please use Parker Universal Labs, 2501 Cherry Ave., Suite 140, Signal Hill, CA. Office hours are Monday – Friday from 9:00 a.m. to 5:00 p.m., no appointment necessary. Their phone number is 562-290-8911. You must bring two (2) forms of identification with you, one of which must be a picture ID. Franklin will be direct billed for these services. Upon your first official day of employment, you will need to visit Concentra Medical Center to complete your physical. Please stop by Human Resources for directions and the paperwork needed for that visit.

Please sign and date the enclosed copy of this letter, indicating your acceptance, and return it to Human Resources in the envelope provided or by fax at 1-888-891-4844.

Once again, we are excited to have you join the team at Franklin and look forward to working with you. If you have any questions, please do not hesitate to call me at 609-386-2500 Ext 6000.

Sincerely,

Barry Lipsky

President & CEO

Accepted by
Kevin Port Date